Exhibit 99.1

Schering-Plough News Release

Schering-Plough Corporation

2000 Galloping Hill Road

Kenilworth, New Jersey 07033-0530

For Release: IMMEDIATELY Contact: Robert J. Consalvo

(908) 298-7409

SCHERING-PLOUGH IN LICENSING AGREEMENT

WITH THREE RIVERS PHARMACEUTICALS

TO RESOLVE U.S. RIBAVIRIN PATENT DISPUTE

KENILWORTH, N.J., Feb. 7, 2003 - Schering-Plough Corporation (NYSE: SGP) today announced that it has entered into a licensing agreement with Three Rivers Pharmaceuticals, LLC., that will settle all patent litigation between the two companies regarding Schering-Plough's U.S. patents relating to ribavirin and its use in treating hepatitis C. No other products are involved.

Three Rivers has an Abbreviated New Drug Application (ANDA) currently pending with the U.S. Food and Drug Administration (FDA) that seeks approval to market a generic ribavirin product. Schering-Plough markets ribavirin, USP capsules under the brand name REBETOL®.

Under terms of the agreement, Schering-Plough will grant to Three Rivers a non-exclusive, non-sublicensable license to its U.S. ribavirin patents. Three Rivers will pay to Schering-Plough a royalty on its ribavirin sales. The agreement does not affect Three Rivers' reported patent litigation with Ribapharm, Inc.

Financial terms of the agreement are not being disclosed. The agreement is subject to the courts' dismissal of the relevant lawsuits.

Schering-Plough also reported that patent litigation with Geneva Pharmaceuticals Technology Corporation and Teva Pharmaceuticals USA, Inc. relative to Schering-Plough's U.S. ribavirin patents has been temporarily stayed while the parties seek to reach a settlement. Geneva and Teva each have an ANDA currently pending with FDA seeking approval to market a generic ribavirin product.

Schering-Plough in 2002 recorded U.S. REBETOL sales of $865 million as reported in its
Jan. 23, 2003, earnings release. The company has reported in previous public documents that generic ribavirin competition in the United States could occur in 2003.

DISCLOSURE NOTICE: The information in this press release includes certain "forward-looking" statements concerning, among other things, the resolution of the patent litigation between the company and Three Rivers. The reader of this release should understand that there are no assurances that the courts will dismiss the patent litigation with Three Rivers, or that the company will resolve its litigation with Geneva and Teva. Further, the business prospects for REBETOL may be adversely affected by general market factors, competitive product development, product availability, current and future branded and generic competition, federal and state regulations and legislation, the regulatory review process for new products and indications, existing manufacturing issues and new manufacturing issues that may arise, timing of trade buying and patent positions. For further details and a discussion of these and other risks and uncertainties, see the company's Securities and Exchange Commission filings, including the company's 2001 annual report on Form 10-K and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K.

Schering-Plough is a research-based company engaged in the discovery, development, manufacturing and marketing of pharmaceutical products worldwide.

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